Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 2, 2009
Registration Statement No. 333-143316-07
$1,375,300,000
Ford Credit Auto Owner Trust 2009-B
Issuing Entity or Trust
Ford Credit Auto Receivables Two LLC
Depositor
Ford Motor Credit Company LLC
Sponsor and Servicer
     The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by placing a call to 1-888-227-2275, requesting to be connected to Ext. 2663.
The Trust will issue:

			Final Scheduled
	Principal Amount	Interest Rate	Payment Date
Class A-1 notes(1)	$560,000,000	0.98795%	June 15, 2010
Class A-2 notes	341,000,000	2.10%	November 15, 2011
Class A-3 notes	747,000,000	2.79%	August 15, 2013
Class A-4 notes	287,300,000	4.50%	July 15, 2014

Total	$1,935,300,000

(1)	The Class A-1 notes are not being publicly offered.
The pricing terms of the offered notes are:

		Underwriting
	Price to Public	Discount	Proceeds to the Depositor(1)
Class A-2 notes	99.99240%	0.250%	99.74240%
Class A-3 notes	99.99281%	0.325%	99.66781%
Class A-4 notes	99.98903%	0.450%	99.53903%

Total	$1,375,188,857.89	$4,573,100.00	$1,370,615,757.89

(1)	Before deducting expenses estimated to be $1,100,000.

	Weighted Average Life(yrs)(1)	Expected Maturity	Bench+Spread	Yield
Class A-1 notes	0.31	January 15, 2010	INTERPL+15	0.98795%
Class A-2 notes	0.99	September 15, 2010	EDSF+125	2.117%
Class A-3 notes	1.99	April 15, 2012	EDSF+140	2.810%
Class A-4 notes	3.29	January 15, 2013	ISWAPS+235	4.546%

(1)	Assuming a 1.3% ABS rate to the 10% clean up call.
UNDERWRITING
     The depositor and the underwriters named below have entered into an underwriting agreement for the notes referred below. Subject to certain conditions, each underwriter has agreed to purchase the principal amount of notes indicated in the following tables:

	Class A-2	Class A-3	Class A-4
Underwriters	Notes	Notes	Notes
Barclays Capital Inc.	$48,716,000	$106,716,000	$41,045,000
BNP Paribas Securities Corp.	48,716,000	106,716,000	41,045,000
Citigroup Global Markets Inc.	48,716,000	106,716,000	41,045,000
HSBC Securities (USA) Inc.	48,716,000	106,716,000	41,045,000
Calyon Securities (USA) Inc.	48,712,000	106,712,000	41,040,000
RBC Capital Markets Corporation	48,712,000	106,712,000	41,040,000
Scotia Capital (USA) Inc.	48,712,000	106,712,000	41,040,000

Total	$341,000,000	$747,000,000	$287,300,000